Exhibit 10.7

Description of Personal Use of Corporate Aircraft by Karl G. Glassman

On May 8, 2017, the Compensation Committee of the Board of Directors of Leggett & Platt, Incorporated adopted resolutions authorizing the personal use of the Company’s corporate aircraft by Karl G. Glassman.
Mr. Glassman’s use of corporate aircraft for personal travel by him and his guests is subject to the aircraft not being scheduled for business purposes, and is subject to an annual limit of $100,000 in aggregate incremental cost to the Company. Aggregate incremental cost includes variable direct costs associated with the personal flights by Mr. Glassman and his guests and “deadhead” flights necessitated by such personal use.
The Company will not provide tax reimbursements to Mr. Glassman for any taxes arising from imputed income relating to his use of the corporate aircraft for personal travel by him or his guests.